Exhibit 99.1

BASF Selects Wave in $3.5 Million Agreement to Protect Sensitive Data on Corporate Laptops

Lee, MA—April 14, 2011—Wave Systems Corp. (NASDAQ:WAVX) announced a $3.5 million agreement with BASF SE to provide the leading chemical company with Wave’s EMBASSY® client, server software and maintenance services for its new global fleet of personal computers.

BASF, headquartered in Ludwigshafen, Germany, ordered both software licences and accompanying maintenance agreements for Wave’s flagship EMBASSY® Remote Administration Server (ERAS). ERAS gives IT the power to turn on each self-encrypting drive (SED) in seconds (as opposed to up to several hours per PC with software-based encryption), set security policies and provide detailed event logs to demonstrate that the data was fully encrypted if a laptop goes missing.

The order involves tens of thousands of ERAS licenses, maintenance orders for 2011 and additional maintenance orders for all of 2012. Wave anticipates fulfilling the order in the second calendar quarter and expects to record approximately $2.8 M of license sales and this year’s maintenance as revenue ratably over the remainder of 2011, with 2012 maintenance of approximately $700,000 to be recognized ratably over the full year of 2012.

About BASF

BASF is the world’s leading chemical company: The Chemical Company. Its portfolio ranges from chemicals, plastics, performance products, and agricultural products to oil and gas. As a reliable partner BASF creates chemistry to help its customers in virtually all industries to be more successful. With its high-value products and intelligent solutions, BASF plays an important role in finding answers to global challenges such as climate protection, energy efficiency, nutrition and mobility. BASF posted sales of more than €63.9 billion in 2010 and had approximately 109,000 employees as of the end of the year. BASF shares are traded on the stock exchanges in Frankfurt (BAS), London (BFA) and Zurich (AN). Further information on BASF is available on the Internet at www.basf.com or in the Social Media Newsroom at newsroom.basf.com.

About Wave Systems

Wave Systems Corp. (NASDAQ: WAVX) reduces the complexity, cost and uncertainly of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the hardware security capabilities built directly into endpoint computing platforms themselves.  Wave has been among the foremost experts on this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

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Contact:
Gerard T. Feeney, CFO

Wave Systems Corp.

413-243-1600

info@wavesys.com